Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Multi-Color Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-183181, 333-145667, No. 333-137184, No. 333-129151, No. 333-113960, and File No. 333-81260) on Form S-8 and registration statement (No. 333-202770) on Form S-3 of Multi-Color Corporation of our report dated June 13, 2014, with respect to the consolidated balance sheet of Multi-Color Corporation and subsidiaries (the Company) as of March 31, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the period ended March 31, 2014, which report appears in the March 31, 2015 annual report on Form 10-K of Multi-Color Corporation.

/s/ KPMG LLP

Cincinnati, Ohio

June 12, 2015